EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Reports Net Income of $0.26 Per Share in 2007 Compared to a Net Loss of ($0.02) Per Share in 2006

Company reports record annual revenues of $94.8 million, increasing 17 percent in 2007 compared to 2006;
Company posts fourth quarter net income of $0.10 per share in 2007 compared to a net loss of ($0.01) per share in 2006

ATLANTA, GA…(February 21, 2008)…CryoLife, Inc. (NYSE: CRY), a biomaterials, medical device and tissue processing company, announced today that revenues for the full year of 2007 increased 17 percent to $94.8 million compared to $81.3 million in the full year of 2006.  Net income in the full year of 2007 was $7.2 million and $0.26 per basic and fully diluted common share, compared to net income of $365,000 and a net loss of ($0.02) per basic and fully diluted common share in the full year of 2006.

Excluding orthopaedic revenues of $4.2 million and $7.1 million in the full year 2007 and 2006, respectively, total revenues increased 22 percent for the full year of 2007.  Excluding a $2.0 million charge related to stock-based compensation, an $821,000 charge for the change in the valuation of the derivative related to the Company’s preferred stock and conversions of the Company’s preferred stock to common stock, and a $786,000 charge related to post employment benefits, non-GAAP net income in the full year of 2007 was $10.8 million and $0.40 per basic and $0.39 per fully diluted common share.  Excluding a non-cash charge of $2.8 million and a net gain of $2.6 million (comprised of a non-cash gain of $2.9 million offset by approximately $300,000 in transaction costs) related to the Company’s exit from orthopaedic tissue processing, a net $2.0 million gain related to the settlement of an insurance dispute, a $1.5 million charge related to stock-based compensation, and a $448,000 charge related to post employment benefits, non-GAAP net income in the full year of 2006 was $523,000 and a net loss of ($0.02) per basic and fully diluted common share.

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Revenues for the fourth quarter of 2007 increased 19 percent to $25.1 million compared to $21.1 million in the fourth quarter of 2006.  Net income in the fourth quarter of 2007 was $2.6 million and $0.10 per basic and fully diluted common share, compared to a net loss of ($50,000) and ($0.01) per basic and fully diluted common share in the fourth quarter of 2006.

Excluding orthopaedic revenues of $552,000 and $1.9 million in fourth quarter of 2007 and 2006, respectively, total revenues increased 28 percent for the fourth quarter of 2007.  Excluding a $516,000 charge related to stock-based compensation, non-GAAP net income for the fourth quarter of 2007 was $3.2 million and $0.12 per basic and $0.11 per fully diluted common share.  Excluding a non-cash charge of $2.8 million and a net gain of $2.6 million (comprised of a non-cash gain of $2.9 million offset by approximately $300,000 in transaction costs) related to the Company’s exit from orthopaedic tissue processing, and a $751,000 charge related to stock-based compensation, non-GAAP net income in the fourth quarter of 2006 was $860,000 and $0.02 per basic and fully diluted common share.

Tissue processing revenues in the fourth quarter of 2007 increased 27 percent to $13.0 million compared to $10.2 million in the fourth quarter of 2006.  Tissue processing revenues in the full year of 2007 increased 22 percent to $49.0 million compared to $40.1 million in the full year of 2006.  Tissue processing revenues increased primarily due to increased demand for the Company’s cardiac and vascular processed tissues, increased availability of tissues due to improvements in procurement, and, to a lesser extent, price increases.

Combined cardiac and vascular tissue processing revenues in the fourth quarter of 2007 increased 49 percent to $12.4 million compared to $8.3 million in the fourth quarter of 2006.  Combined cardiac and vascular tissue processing revenues in the full year of 2007 increased 36 percent to $44.8 million compared to $32.9 million in the full year of 2006.  Combined cardiac and vascular tissue processing revenues increased primarily due to increased demand for the Company’s processed tissues and increased availability of tissues due to improvements in procurement.

Orthopaedic tissue processing revenues in the fourth quarter of 2007 decreased 71 percent to $552,000 compared to $1.9 million in the fourth quarter of 2006.  Orthopaedic tissue processing revenues in the full year of 2007 decreased 41 percent to $4.2 million compared to $7.1 million in the full year of 2006.  Orthopaedic tissue processing revenues declined during 2007 because the Company discontinued procuring and processing such tissue in the first quarter of 2007.

BioGlue® revenues were $11.5 million for the fourth quarter of 2007 compared to $10.5 million in the fourth quarter of 2006, an increase of 10 percent.  U.S. BioGlue revenues were $8.1 million and $7.7 million in the fourth quarter of 2007 and 2006, respectively.  International BioGlue revenues were $3.4 million and $2.8 million in the fourth quarter of 2007 and 2006, respectively.

BioGlue revenues were $43.9 million for the full year of 2007 compared to $40.0 million in the full year of 2006, an increase of 10 percent.  U.S. BioGlue revenues were $31.6 million and $29.8 million in the full year of 2007 and 2006, respectively.  International BioGlue revenues were $12.3 million and $10.2 million in the full year of 2007 and 2006, respectively.

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Total product and tissue processing gross margins were 64 percent in the fourth quarter of 2007 compared to 47 percent in the fourth quarter of 2006.  Tissue processing gross margins in the fourth quarter of 2007 were 44 percent compared to 10 percent in the fourth quarter of 2006.  Excluding a non-cash charge of $2.8 million related to the Company’s exit from orthopaedic tissue processing, total non-GAAP product and tissue processing gross margins were 60 percent and non-GAAP tissue processing gross margins were 37 percent in the fourth quarter of 2006.

Total product and tissue processing gross margins were 62 percent in the full year of 2007 compared to 54 percent in full year of 2006.  Tissue processing gross margins in the full year of 2007 were 42 percent compared to 25 percent in the full year of 2006.  Excluding a non-cash charge of $2.8 million related to the Company’s exit from orthopaedic activities, total non-GAAP product and tissue gross margins were 57 percent and non-GAAP tissue processing gross margins were 32 percent for the full year of 2006.  See attached schedule for a reconciliation of these numbers.  Tissue processing gross margins improved in 2007 compared to 2006 primarily as a result of price increases and a favorable product mix in 2007.

General, administrative, and marketing expenses in the fourth quarter of 2007 were $12.1 million compared to $11.4 million in the fourth quarter of 2006.  Excluding a $516,000 charge related to stock-based compensation, non-GAAP general, administrative, and marketing expenses in the fourth quarter of 2007 were $11.5 million.  Excluding a $751,000 charge related to stock-based compensation, non-GAAP general, administrative, and marketing expenses in the fourth quarter of 2006 were $10.7 million.

General, administrative, and marketing expenses in the full year of 2007 were $46.5 million compared to $41.5 million in the full year of 2006.  Excluding a $2.0 million charge related to stock-based compensation, and a $786,000 charge related to post employment benefits, non-GAAP general, administrative, and marketing expenses in the full year of 2007 were $43.6 million.  Excluding a net $2.0 million gain related to the settlement of an insurance dispute, a $1.5 million charge related to stock-based compensation, and a $448,000 charge related to post employment benefits, non-GAAP general, administrative, and marketing expenses in the full year of 2006 were $41.5 million.

Research and development expenses were $1.3 million and $975,000 in the fourth quarters of 2007 and 2006, respectively.  Research and development expenses were $4.5 million and $3.5 million in the full year of 2007 and 2006, respectively.

As of December 31, 2007, the Company had  $17.4 million in cash, cash equivalents and marketable securities (at market), of which $1.2 million was received from the U.S. Department of Defense as advance funding for the development of protein hydrogel technology for use on the battlefield.  The Company used $4.5 million of cash on hand to pay off its prior credit facility, which expired on February 8, 2008.  The Company is currently exploring alternatives to replace its expired credit facility.

“We are extremely pleased with our performance during the fourth quarter and full year of 2007,” stated Steven G. Anderson, president and chief executive officer.  “We believe that the FDA’s recent clearance of the SynerGraft® pulmonary heart valve, coupled with our improving business fundamentals, positions us for a very strong performance in 2008.”

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Financial Guidance

The Company’s GAAP revenues are composed of product and tissue processing revenues plus other revenues.  With the recent clearance of CryoValve® SG pulmonary heart valve, the Company now expects product and tissue processing revenues for the full year of 2008 to be between $101.0 million and $106.0 million.  Other revenues for 2008 are estimated to be up to $1.8 million, primarily related to funding received from the Department of Defense in connection with the development of BioFoam®.

The Company expects tissue processing revenues to be between $53.0 million and $56.0 million and BioGlue revenues to be between $47.0 million and $49.0 million for the full year of 2008.  Other implantable medical device revenues are expected to be approximately $1.0 million in 2008.

The Company expects general, administrative, and marketing expenses of between $48.0 million and $51.0 million, and research and development expenses of between $6.5 million and $8.5 million for the full year of 2008.  The research and development expectations include an estimate of up to $1.7 million to be funded by the Department of Defense in connection with the development of BioFoam.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available February 21 through February 28, 2008 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The account number for the replay is 244, and the conference number is 271923.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the United States and Canada.  The Company recently received FDA clearance for its CryoValve® SG pulmonary human heart valve, processed using CryoLife’s proprietary SynerGraft® Technology.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company also distributes the CryoLife-O'Brien® stentless porcine heart valve, which is CE marked for distribution within the European Community.

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Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated 2008 performance.  These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties.  These risks and uncertainties include that the Company's strategic directives may not generate anticipated revenue and earnings growth, competitive pressures and tissue availability may adversely affect the Company’s ability to grow revenues, the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, FDA and other approvals for products in development may not be obtained, and if obtained, may be costly and require lengthy review periods, products and services under development may not be commercially feasible, CryoValve SG may not perform as well as expected or provide all the benefits anticipated, demand for CryoValve SG may not reach anticipated levels, and accordingly, the Company may choose not to process the majority of its pulmonary valves with the Company’s SynerGraft technology, the SynerGraft post-clearance study requested by the FDA may not provide the expected positive results, pending or future litigation cannot be settled on terms acceptable to the Company, the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the Company may be unable to obtain sufficient financing to fully pursue its strategic plan and future healthcare policies, healthcare reimbursement methods and healthcare reimbursement policies may affect the availability, amount and timing of the Company’s revenues.  These risks and uncertainties include the risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2006, its most recent Form 10-Q, and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

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CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Preservation services	$12,983	$10,239	$49,002	$40,078
Products	11,616	10,729	44,712	41,037
Other	469	122	1,049	196
Total revenues	25,068	21,090	94,763	81,311

Costs and expenses:
Preservation services	7,250	9,207	28,433	29,958
Products	1,664	1,882	7,108	7,463
General, administrative, and marketing	12,053	11,439	46,470	41,545
Gain on exit activities	--	(2,620)	--	(2,620)
Research and development	1,319	975	4,453	3,547
Interest expense	159	153	677	657
Interest income	(167)	(105)	(527)	(409)
Change in valuation of derivative	--	10	821	121
Other expense (income), net	7	51	(241)	399
Total costs and expenses	22,285	20,992	87,194	80,661

Earnings before income taxes	2,783	98	7,569	650
Income tax expense	134	148	368	285
Net income (loss)	$2,649	$(50)	$7,201	$365

Effect of preferred stock dividends	--	(243)	(243)	(973)
Net income (loss) applicable to common shares	$2,649	$(293)	$6,958	$(608)

Income (loss) per common share:
Basic	$0.10	$(0.01)	$0.26	$(0.02)
Diluted	$0.10	$(0.01)	$0.26	$(0.02)

Weighted average common shares outstanding:
Basic	27,474	24,904	26,331	24,829
Diluted	27,873	24,904	26,974	24,829

Revenues from:
Cardiac tissue	$6,511	$4,438	$22,098	$15,988
Vascular tissue	5,920	3,890	22,702	16,956
Orthopaedic tissue	552	1,911	4,202	7,134
Total preservation services	12,983	10,239	49,002	40,078

BioGlue	11,511	10,491	43,884	40,025
Other implantable medical devices	105	238	828	1,012
Total products	11,616	10,729	44,712	41,037

Other	469	122	1,049	196
Total revenues	$25,068	$21,090	$94,763	$81,311

Domestic revenues	$21,364	$17,970	$81,023	$69,467
International revenues	3,704	3,120	13,740	11,844
Total revenues	$25,068	$21,090	$94,763	$81,311

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CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)

Cash and cash equivalents, marketable securities,	$17,447	$8,669
at market, and restricted securities
Trade receivables, net	12,311	12,553
Other receivables	1,373	1,403
Deferred preservation costs, net	26,903	19,278
Inventories	5,607	5,153
Total assets	92,684	79,865
Shareholders’ equity	62,627	52,088

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 CRYOLIFE, INC.
Unaudited Reconciliation of Non-GAAP Net Income (Loss)
(In thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income (loss) – as reported	$2,649	$(50)	$7,201	$365

Adjustments to net income (loss):
Charge related to the exit from orthopaedic tissue processing	--	2,779	--	2,779
Gain related to the exit from orthopaedic tissue processing	--	(2,620)	--	(2,620)
Insurance coverage settlement	--	--	--	(1,993)
Stock-based compensation	516	751	2,040	1,544
Post employment benefits	--	--	786	448
Change in valuation of derivative	--	--	821	--

Non-GAAP net income	$3,165	$860	$10,848	$523

Effect of preferred stock dividends	--	(243)	(243)	(973)
Non-GAAP net income (loss) applicable to common shares	$3,165	$617	$10,605	$(450)

Weighted average common shares outstanding – Basic	27,474	24,904	26,331	24,829

Non-GAAP income (loss) per common share – Basic	$0.12	$0.02	$0.40	$(0.02)

Numerator for non-GAAP diluted income (loss) per common share:
Non-GAAP net income	$3,165	860	$10,848	523
Less effect of preferred stock dividends	--	(243)	(243)	(973)
Non-GAAP net income (loss) applicable to common stock	$3,165	617	$10,605	(450)

Denominator for non-GAAP diluted income (loss) per common share:
Basic weighted-average common shares	27,474	24,904	26,331	24,829
Effect of dilutive stock options	288	311	582	--
Effect of contingently returnable shares	12	--	10	--
Effect of contingent stock awards	99	--	51	--
Weighted average common shares outstanding – Diluted	27,873	25,215	26,974	24,829
Non-GAAP income (loss) per common share – Diluted	$0.11	$0.02	$0.39	$(0.02)

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CRYOLIFE, INC.
Unaudited Reconciliation of Adjusted Gross Margin
(In thousands, except percent data)

	Three Months Ended		Twelve Months Ended
	December 31, 2006		December 31, 2006
	Amount	Percentage	Amount	Percentage
	in Dollars	of Revenue	in Dollars	of Revenue

Total preservation services and product:
Revenue	$20,968		$81,115
Cost	(11,089)		(37,421)
Gross margin	$9,879	47%	$43,694	54%

Adjustments to gross margin:
Loss on exit activities	2,779	13%	2,779	3%

Adjusted gross margin	$12,658	60%	$46,473	57%

Preservation services:
Revenue	$10,239		$40,078
Cost	(9,207)		(29,958)
Gross margin	$1,032	10%	$10,120	25%

Adjustments to gross margin:
Loss on exit activities	2,779	27%	2,779	7%

Adjusted gross margin	$3,811	37%	$12,899	32%

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

END

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